Exhibit 99.1

GM FINANCIAL REPORTS THIRD QUARTER 2025
OPERATING RESULTS

•Third quarter net income of $589 million
•Third quarter retail loan and operating lease originations of $13.8 billion
•Earning assets of $126.5 billion at September 30, 2025
•Available liquidity of $37.2 billion at September 30, 2025

FORT WORTH, TEXAS October 21, 2025 – GENERAL MOTORS FINANCIAL COMPANY, INC.
(“GM Financial” or the “Company”) announced net income of $589 million for the quarter ended September 30, 2025, compared to $499 million for the quarter ended September 30, 2024. Net income was $1.6 billion for both the nine months ended September 30, 2025 and September 30, 2024.

Retail loan originations were $8.8 billion for the quarter ended September 30, 2025, compared to $9.5 billion for the quarter ended June 30, 2025, and $9.4 billion for the quarter ended September 30, 2024. Retail loan originations for the nine months ended September 30, 2025 were $27.9 billion, compared to $26.3 billion for the nine months ended September 30, 2024. The outstanding balance of retail finance receivables was $75.9 billion at September 30, 2025, compared to $77.8 billion at June 30, 2025 and $74.4 billion at September 30, 2024.

Operating lease originations were $5.0 billion for the quarter ended September 30, 2025, compared to $5.4 billion for the quarter ended June 30, 2025 and $4.9 billion for the quarter ended September 30, 2024. Operating lease originations for the nine months ended September 30, 2025 were $15.3 billion, compared to $14.1 billion for the nine months ended September 30, 2024. Leased vehicles, net was $33.6 billion at September 30, 2025, compared to $33.2 billion at June 30, 2025 and $31.0 billion at September 30, 2024.

The outstanding balance of commercial finance receivables was $17.1 billion at September 30, 2025, compared to $16.7 billion at June 30, 2025 and $19.0 billion at September 30, 2024.

Retail finance receivables 31-60 days delinquent were 2.3% of the portfolio at both September 30, 2025 and September 30, 2024. Accounts more than 60 days delinquent were 0.9% of the portfolio at September 30, 2025 and 0.8% at September 30, 2024.

Annualized net charge-offs were 1.2% of average retail finance receivables for both the quarters ended September 30, 2025 and September 30, 2024. For the nine months ended September 30, 2025, annualized retail net charge-offs were 1.2%, compared to 1.1% for the nine months ended September 30, 2024.

The Company had total available liquidity of $37.2 billion at September 30, 2025, consisting of $7.8 billion of cash and cash equivalents, $25.4 billion of borrowing capacity on unpledged eligible assets, $0.9 billion of borrowing capacity on committed unsecured lines of credit, $1.0 billion of borrowing capacity on the Junior Subordinated Revolving Credit Facility from GM, and $2.0 billion of borrowing capacity on the GM Revolving 364-Day Credit Facility.

About GM Financial

General Motors Financial Company, Inc. is the wholly owned captive finance subsidiary of General Motors Company and is headquartered in Fort Worth, Texas. Additional materials addressing the Company’s results of operations for the quarter ended September 30, 2025 can be accessed via the Investor Relations section of the Company’s website at https://investor.gmfinancial.com.

General Motors Financial Company, Inc.
Condensed Consolidated Statements of Income
(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue
Finance charge income	$2,060	$1,965	$6,132	$5,627
Leased vehicle income	1,968	1,828	5,810	5,431
Other income	309	238	813	702
Total revenue	4,337	4,031	12,755	11,760
Costs and expenses
Operating expenses	545	478	1,581	1,416
Leased vehicle expenses	1,101	1,027	3,206	3,046
Provision for loan losses	244	298	926	676
Interest expense	1,651	1,550	4,886	4,431
Total costs and expenses	3,542	3,354	10,599	9,569
Equity income (loss)	9	10	37	55
Income (loss) before income taxes	804	687	2,193	2,246
Income tax expense (benefit)	215	189	594	601
Net income (loss)	589	499	1,598	1,646
Less: cumulative dividends on preferred stock	30	30	89	89
Net income (loss) attributable to common shareholder	$560	$469	$1,510	$1,557

Amounts may not add due to rounding.

Condensed Consolidated Balance Sheets
(Unaudited, in millions)

	September 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$7,820	$5,094
Finance receivables, net of allowance for loan losses of $2,736 and $2,458	90,202	93,510
Leased vehicles, net	33,609	31,586
Goodwill and intangible assets	1,178	1,169
Equity in net assets of nonconsolidated affiliates	1,095	1,206
Related party receivables	613	473
Other assets	8,164	7,992
Total assets	$142,680	$141,030
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Secured debt	$49,394	$49,573
Unsecured debt	66,994	64,691
Deferred income	2,535	2,389
Related party payables	317	106
Other liabilities	7,635	9,079
Total liabilities	126,876	125,838
Total shareholders' equity	15,804	15,193
Total liabilities and shareholders' equity	$142,680	$141,030

Amounts may not add due to rounding.

Operational and Financial Data
(Unaudited, Dollars in millions)
Amounts may not add due to rounding

	Three Months Ended September 30,		Nine Months Ended September 30,
Originations	2025	2024	2025	2024
Retail finance receivables originations	$8,812	$9,371	$27,910	$26,323
Lease originations	4,956	4,874	15,338	14,146
Total originations	$13,768	$14,245	$43,248	$40,469

	Three Months Ended September 30,		Nine Months Ended September 30,
Average Earning Assets	2025	2024	2025	2024
Average retail finance receivables	$76,799	$73,944	$77,098	$73,455
Average commercial finance receivables	16,589	17,449	17,138	15,770
Average finance receivables	93,388	91,393	94,236	89,225
Average leased vehicles, net	33,377	30,624	32,698	30,414
Average earning assets	$126,765	$122,017	$126,934	$119,638

Ending Earning Assets	September 30, 2025	December 31, 2024
Retail finance receivables	$75,857	$76,066
Commercial finance receivables	17,081	19,901
Leased vehicles, net	33,609	31,586
Ending earning assets	$126,547	$127,554

Finance Receivables	September 30, 2025	December 31, 2024
Retail
Retail finance receivables	$75,857	$76,066
Less: allowance for loan losses	(2,651)	(2,400)
Total retail finance receivables, net	73,206	73,667
Commercial
Commercial finance receivables	17,081	19,901
Less: allowance for loan losses	(85)	(58)
Total commercial finance receivables, net	16,996	19,843
Total finance receivables, net	$90,202	$93,510

Allowance for Loan Losses	September 30, 2025	December 31, 2024
Allowance for loan losses as a percentage of retail finance receivables	3.5%	3.2%
Allowance for loan losses as a percentage of commercial finance receivables	0.5%	0.3%

Delinquencies	September 30, 2025	September 30, 2024
Loan delinquency as a percentage of retail finance receivables:
31 - 60 days	2.3%	2.3%
Greater than 60 days	0.9	0.8
Total	3.2%	3.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
Charge-offs and Recoveries	2025	2024	2025	2024
Charge-offs	$494	$439	$1,461	$1,255
Less: recoveries	(257)	(217)	(778)	(652)
Net charge-offs	$237	$222	$683	$604
Net charge-offs as an annualized percentage of average retail finance receivables	1.2%	1.2%	1.2%	1.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
Operating Expenses	2025	2024	2025	2024
Operating expenses as an annualized percentage of average earning assets	1.7%	1.6%	1.7%	1.6%

Investor Relations contact:
Meagan Trampe
Vice President, Investor Relations
(817) 302-7385
Investors@gmfinancial.com